As filed with the Securities and Exchange Commission on July 26, 2010
Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Camelot Entertainment Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-2195605

(I.R.S. Employer Identification No.)

8001 Irvine Center Drive, Suite 400
Irvine, CA  92618

 (Address of Registrant’s principal executive offices, including zip code)

2010 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

(Full title of the Plan)

Robert P. Atwell
8001 Irvine Center Drive, Suite 400
Irvine, CA  92618
(949) 754-3030

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee2
Common Stock, $0.0001 Par Value1	1,500,000	$0.06	$90,000	$6.42
____________
1	Consists of 1,500,000 shares of common stock issuable under our 2010 Incentive and Nonstatutory Stock Option Plan.
2	The registration fee is based upon the closing bid price of the Shares as of July 23, 2010 calculated pursuant to Rule 457(c).

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

Form S-8 Item Number
	and Caption	Caption in Prospectus

1	Forepart of Registration Statement	Facing Page of Registration
	and Outside Front Cover Page of	Statement and Cover Page of
	Prospectus	Prospectus

2	Inside Front and Outside Back	Inside Cover Page of Prospectus
	Cover Pages of Prospectus	and Outside Cover Page of Prospectus

3	Summary Information, Risk Factors	Not Applicable
and Ratio of Earnings to Fixed Charges

4	Use of Proceeds	Not Applicable

5	Determination of Offering Price	Not Applicable

6	Dilution	Not Applicable

7	Selling Security Holders	Sales by Selling Security Holder

8	Plan of Distribution	Cover Page of Prospectus and Sales
by Selling Security Holder

9	Description of Securities to be	Description of Securities;
Registered

10	Interests of Named Experts and	Legal Matters
Counsel

11	Material Changes	Not Applicable

12	Incorporation of Certain Information	Incorporation of Certain
	by Reference	Documents by Reference

13	Disclosure of Commission Position	Indemnification of Directors
	on Indemnification for Securities	and Officers; Undertakings
Act Liabilities

DATED:  July 26, 2010

PROSPECTUS

Camelot Entertainment Group, Inc.

1,500,000 Shares of Common Stock

2010 Incentive and Nonstatutory Stock Option Plan

This prospectus is part of a Registration Statement which registers an aggregate of 1,500,000 shares of common stock, $0.0001 par value (such shares being referred to as the “Shares”), of Camelot Entertainment Group, Inc. which have been reserved for issuance to employees, directors, consultants or officers pursuant to our 2010 Incentive and Nonstatutory Stock Option Plan, dated July 26, 2010 (the “Plan”), providing for the issuance of such Shares.  Such selling stockholders may sometimes hereafter be referred to as the “Selling Security Holders.”  We have been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the Over-the-Counter Bulletin Board System (the “OTCBB”), in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and we will not receive any proceeds from such sales.  Our principal executive office is located at 8001 Irvine Center Drive, Suite 400, Irvine, California  92618 and our telephone number is (949) 754-3030.

No person has been authorized by us to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us.  Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

The date of this Prospectus is July 26, 2010

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports, proxy statements and other information with the Commission.  Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549.  Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549.  Such material may also be accessed electronically by means of the Commission’s home page on the Internet at http://www.sec.gov.  Our common stock is traded on the Over-the-Counter Bulletin Board System under the symbol “CMGR.”

We have filed with the Commission a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the resale of up to an aggregate of 1,500,000 shares of our common stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto.  Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made for a full statement of the provisions thereof.  A copy of the Registration Statement, with exhibits, may be obtained from the Commission’s office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge, or viewed on the Commission’s Edgar database on the Internet at http://www.sec.gov without charge.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

1.           Our Annual Report on Form 10-K filed for the fiscal years ended December 31, 2009 and 2008; our Quarterly Reports on Form 10-Q filed for the quarter ended March 31, 2010; and the description of our common stock contained in our Registration Statement on Form SB-2 dated February 2, 2007.

2.           All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Corporate Secretary, 8001 Irvine Center Drive, Suite 400, Irvine, California  92618, fax number (949) 754-4309.

2010 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

General

On July 26, 2010, our Board of Directors adopted the 2010 Incentive and Nonstatutory Stock Option Plan (the “2010 Plan”) and directed that it be presented to the stockholders for their approval and adoption.  A majority of our stockholders will be asked to consider and approve the adoption of the 2010 Plan no later than July 25, 2011.  To date, no stock options have been granted to employees pursuant to the 2010 Plan.  The following is a general description of certain features of the 2010 Plan.

2010 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN - continued

Purpose of the 2010 Plan

The 2010 Plan provides for the issuance of up to 1,500,000 shares of common stock to our directors, officers, employees and consultants in the form of stock options.  The purpose of the 2010 Plan is to ensure that we retain the services of valued key directors, officers, employees and consultants, and to encourage such people to acquire a greater proprietary interest in us, thereby strengthening their incentive to achieve the objectives of our stockholders.  The 2010 Plan also serves as an aid and inducement in the attracting and hiring of new directors, officers, employees and consultants as needed.

Plan Administrator

Our Board of Directors will initially administer the 2010 Plan, except that the Board may, at its discretion, establish a committee comprised of two or more members of the Board or two or more other persons to administer the 2010 Plan.

Eligible Participants

Incentive stock options (those stock options that qualify under Section 422 of the Internal Revenue Code of 1986 (“the “Code”)) may be granted to any individual who is, at the time of the grant, an employee.  Non-qualified stock options (those options that do not qualify under Section 422 of the Code) may be granted to employees and other people, including directors and consultants.

Material Features of the 2010 Plan

The 2010 Plan was structured so as to provide us with maximum flexibility in designing equity incentives for executive officers and other employees, the non-employee Board members and independent consultants in our service.  Such incentives may be made available under the Plan in the form of long-term option grants of our common stock.

Grants under the option grant program may be structured as installment options which become exercisable for vested shares over the optionee’s period of service or as immediately exercisable options for unvested shares.  All option grants must have an exercise price not less than 100% of the fair market value of the option shares on the grant date.

Stock Options

It is anticipated that stock options will be immediately exercisable for all the option shares, but the shares subject to the options may have a vesting schedule in the discretion of the board of directors.  Each option is to have a maximum term of ten years.

To exercise the option, the optionee must execute a Notice of Exercise and pay the exercise price for the purchased shares.  Payment is to be made in cash; however, our Board of Directors may also permit the optionee to deliver an interest-bearing promissory note for the purchased shares payable in one or more installments.  Provided that our shares remain publicly traded, the exercise price may be paid in shares of common stock or, alternatively, through the optionee’s participation in a same-day sale program.  Under such program, the option shares are sold immediately following the exercise of the option, and a portion of the sale proceeds is applied to the payment of the exercise price and all applicable withholding taxes.

SALES BY SELLING SECURITY HOLDERS

The following table sets forth the name of the Selling Security Holders, the amount of shares of common stock held directly or indirectly or to be issued to the Selling Security Holders, the maximum amount of shares of common stock to be offered by the Selling Security Holders, the amount of common stock to be owned by the Selling Security Holders following sale of such shares of common stock, and the percentage of shares of common stock to be owned by the Selling Security Holders following completion of such offering (based on 1,592,665 shares of common stock outstanding as of the date of this prospectus). Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

Name of Selling Security Holder	Number of Shares Owned	Shares to be Offered	Shares to be owned After Offering	Percent to be owned After Offering
Holders of Stock Options/Shares of Common Stock	1,500,000	1,500,000	-0-	-0-

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 19,900,000,000 shares of common stock, $.0001 par value of which approximately 1,592,665 shares are outstanding; and 100,000,000 shares of preferred stock, of which 25,000,000 shares have been designated as Series A preferred stock which has 16,147,511 shares issued and outstanding, 30,000,000 shares have been designated as Series B preferred stock which has 27,144,021 shares issued and outstanding, 10,000,000 shares have been designated as Series C preferred stock which has 7,151,500 shares issued and outstanding, 5,000,000 shares have been designated as Series D preferred stock which has 0 shares issued and outstanding, 5,000,000 shares have been designated as Series E preferred stock which has 0 shares issued and outstanding, 5,000,000 shares have been designated as Series F preferred stock which has 100,000 shares issued and outstanding.

The following summary of certain terms of the common stock is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and Bylaws.

Common Stock

As of the date of this prospectus, there are approximately 1,592,665 shares of common stock outstanding.

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities.  The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by us.  There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered hereby will be, upon issuance, fully paid and non-assessable.

Trading Status

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CMGR.”

Transfer Agent

The transfer agent for our common stock is Transfer Online, Inc., 317 SW Alder Street, 2nd Floor, Portland, Oregon  97204.

LEGAL MATTERS

Certain legal matters in connection with the securities being offered hereby will be passed upon by The Law Offices of Christopher P. Flannery in Chadds Ford, Pennsylvania.

PART II

Item 3.     Incorporation of Documents by Reference.

We incorporate the following documents by reference in the registration statement:

Our Annual Report on Form 10-K filed for the fiscal years ended December 31, 2009 and 2008; our Quarterly Reports on Form 10-Q filed for the quarters ended March 31,; and the description of our common stock contained in our Registration Statement on Form SB-2 dated February 2, 2007.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Item 4.     Description of Securities.

The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  A description of the Registrant’s securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.     Interests of Named Experts and Counsel

None.

Item 6.     Indemnification of Officers and Directors

Our Bylaws and the Delaware General Corporation Law provide for indemnification of directors and officers against certain liabilities.  Our officers and directors are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Our Certificate of Incorporation further provides that our directors shall not be personally liable for monetary damages to us or our shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by us; or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.     Exemption from Registration Claimed

Not applicable.

Item 8.     Exhibits

5	Opinion of Christopher P. Flannery, consent included, relating to the issuance of the securities pursuant to the Plan

10.1	2010 Incentive and Nonstatutory Stock Option Plan, dated July 26, 2010

23.1	Consent of Christopher P. Flannery (contained in their opinion set forth as Exhibit 5)

23.2	Consent of dbbmckennon, Certified Public Accountants

23.3	Consent of WilsonMorgan, LLP, Certified Public Accountants

Item 9.     Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on July 26, 2010.

Camelot Entertainment Group, Inc.

/s/ Robert P. Atwell
By:	Robert P. Atwell
Its:	President